SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                               October 25, 2001
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission          (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 3310
                  555 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)




      Registrant's telephone number, including area code: (303) 293-9133







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ITEM 5.   Other Events

     A. On November 15, 2001, we purchased certain producing properties from BHCH Minerals, Ltd., BHCH Properties, Ltd., and John C. Thomas. These entities and individuals are not afiliated with us. We acquired these properties in exchange for an aggregate of $412,427 and 137,476 shares of our restricted common stock. The properties are located in six fields in the Edwards Reef Trend in Lavaca, DeWitt, Karnee, Live Oak and McMullen counties, Texas and consist of non-operated minority interests in 34 gas wells and associated undeveloped acreage.

     B. On December 10, 2001, we elected to terminate our commodity swap contract with Enron North American Corporation ("Enron") because of Enron's non-payment of amounts due for November and because of the filing of bankruptcy proceedings by Enron and affiliated entities. Based upon prices for oil at that date we estimated our potential net loss of future amounts due on the contract as a result of Enron's default to be $185,691 for the remainder of the period covered by the commodity swap contract which was scheduled to end February 28, 2002.

     C. Effective November 15, 2001 Terry D. Enright resigned as a director. The vacancy created by Mr. Enright's resignation was filled by the appointment of James B. Wallace. A brief biography of Mr. Wallace is attached as Exhibit 99.1.

     D. On November 1, 2001 we entered into Employment Agreements with our officers, Aleron H. Larson, Jr., Chairman; Roger A. Parker, President and CEO; and Kevin K. Nanke, Chief Financial Officer, which employment agreements replaced their existing employment agreements and are attached as Exhibits 10.1, a, b, and c. Under the new employment agreements our Chairman and President each receive a salary of $240,000 per year and our Chief Financial Officer receives a salary of $140,000 per year. Their employment agreements have three-year terms and include provisions for cars, parking and health insurance. Terms of their employment agreements also provide that the employees may be terminated for cause but that in the event of termination without cause or in the event we have a change in control, as defined in our 2001 Incentive Plan, then the employees will continue to receive the compensation provided for in the employment agreements for the remaining terms of the employment agreements. Also in the event of a change of control and irrespective of any resulting termination, we will immediately cause all of each employee's then outstanding unexercised options to be exercised by us on behalf of the employee and we will pay the employee's federal, state and local taxes applicable to the exercise of the options and warrants.

     E. On October 25, 2001, the board of directors approved and adopted the 2002 Incentive Plan, a copy of which is incorporated herein as
          Exhibit 10.2. The Plan will be submitted to the shareholders for approval at the next annual meeting of shareholders.

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     F.   On July 1, 2001 Delta Petroleum Corporation ("Delta") and our
          91.68% owned public subsidiary, Amber Resources Company ("Amber") entered into an agreement whereby Delta purchased the remaining producing properties of Amber for $107,044 which amount was equal to the present value of these properties discounted at 10% as estimated by LaRoche & Associates, an independent petroleum engineering firm. A copy of this agreement is attached as Exhibit 10.3.

     G. On December 3, 2001 we entered into a letter agreement with Ogle Properties, LLC., amending certain sections of the Purchase and Sale Agreement between Burdette A. Ogle (predecessor to Ogle Properties, LLC.) and Delta dated January 3, 1995. A copy of the letter agreement and attachments is attached as Exhibit 10.4. The letter agreement provides that if Delta does not pay a $350,000 payment due on or before January 3, 2002, Delta will pay Ogle $87,500 and execute a promissory note for $262,500 payable in installments through October 3, 2002, with interest at 10% per annum. Delta would also be required to enter into an amendment effective January 3, 2002 that would require additional payments to Ogle upon receipt of certain compensation by Delta. Such payments would be equal to the lesser of 6% of the compensation or the remaining balance of the production payment. If the final payment of the promissory note occurs on or after February 15, 2002, the percentage amount would be changed to an amount ranging from 7.33% to 10%, depending on the date of payment.


ITEM 7.  Financial Statements and Exhibits

     10.1  a. Employment Agreement of Aleron H. Larson, Jr.
     10.1  b. Employment Agreement of Roger A. Parker
     10.1  c. Employment Agreement of Kevin K. Nanke

     10.2  2002 Incentive Plan

     10.3 Agreement between Delta Petroleum Corporation and Amber Resources Company dated July 1, 2001.

     10.4 Letter agreement dated December 3, 2001 between Delta Petroleum Corporation and Ogle Properties, LLC.

     99.1  Biography of James B. Wallace










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
                                 SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DELTA PETROLEUM CORPORATION
                                    (Registrant)


Date: December 20, 2001             By: /s/ Roger A. Parker
                                        ------------------------------------
                                        Roger A. Parker
                                        President/CEO






































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